Exhibit 21

Subsidiaries of Horizon Lines, Inc.

Set forth is a list of the subsidiaries of Horizon Lines, Inc. as of December 25, 2011 and their respective jurisdictions of organization.

Name of Subsidiary	Jurisdiction
Horizon Lines Holding Corp.	Delaware
Hawaii Stevedores, Inc.	Hawaii
Horizon Lines, LLC	Delaware
Horizon Lines of Puerto Rico, Inc.	Delaware
Horizon Lines of Alaska, LLC	Delaware
Horizon Lines of Guam, LLC	Delaware
Horizon Lines Vessels, LLC	Delaware
H-L Distribution Service, LLC	Delaware
Horizon Logistics, LLC	Delaware
Aero Logistics, LLC	Delaware
Sea-Logix, LLC	Delaware
Horizon Services Group, LLC	Delaware